Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 ▪ (763) 551-5000 ▪ www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Peter Michielutti
Senior Vice President,
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Jean Fontana
ICR, Inc.
(646) 277-1214

CHRISTOPHER & BANKS CORPORATION REPORTS RESULTS FOR THE
THIRTEEN WEEK PERIOD ENDED MAY 3, 2014

Minneapolis, MN, June 10, 2014 - Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today reported results for the thirteen week period ended May 3, 2014.

Results for the Thirteen Week Period Ended May 3, 2014

•
Net sales totaled $103.4 million, as compared to $108.5 million in the thirteen weeks ended May 4, 2013. During the quarter, the Company operated an average of 8.9% fewer stores than during the comparable period last year.

•
Same-store sales decreased 0.2% in the thirteen weeks ended May 3, 2014, as compared to the thirteen weeks ended May 4, 2013; this follows a 23.4% same-store sales increase in last year’s first quarter.

•	Gross margin was 36.7%, as compared to 34.2% in last year’s first quarter.

•	Operating income totaled $2.8 million for the thirteen week period ended May 3, 2014. Operating income was $0.8 million for the thirteen weeks ended May 4, 2013.

•
Net income for the thirteen week period ended May 3, 2014 totaled $2.6 million, or $0.07 per diluted share. Net income for the thirteen weeks ended May 4, 2013 totaled $0.6 million, or $0.02 per diluted share.

LuAnn Via, President and Chief Executive Officer, commented, “Throughout the first quarter, we realized continued momentum in our strategic initiatives despite the challenges presented by the severe winter weather experienced during the first half of the quarter. While our comparable store sales were slightly below our expectations for the quarter, we saw business improve as the weather became more seasonal and we exceeded our gross margin expansion target, with a refined merchandise offering and enhanced inventory strategies. Furthermore, sales and profitability in our MPW (Missy, Petite, Women) stores continued to perform above the Company average. Looking ahead, additional opportunities to enhance our merchandise offering, further engage our customer and broaden our reach with our marketing programs are expected to result in continued improvement in store productivity. We also plan to accelerate our MPW strategy and end the year with approximately 190 locations in this format, as these stores continue to deliver strong returns. Overall, we are well-positioned to meet our financial goals for the year, and are on track to deliver on our three-year growth plan.”

Balance Sheet Highlights and Capital Expenditures
Cash and cash-equivalents, and investments totaled $41.0 million as of May 3, 2014. Inventory per square foot, excluding in-transit and eCommerce inventory, increased approximately 28.8% as of May 3, 2014, as compared to May 4, 2013. The planned increase in inventory is primarily due to our initial investment in a number of core programs launching in fiscal 2014 and the staging of inventory for the 53 Christopher & Banks (“CB”) stores that received CJ Banks (“CJ”) inventory in early May. For the thirteen week period ended May 3, 2014, the Company had no outstanding borrowings under its revolving credit facility, and capital expenditures totaled approximately $4.2 million.

Outlook for the 2014 Second Quarter and Fiscal Year
For the second quarter of fiscal 2014, the Company expects:

•	same-store sales to increase in the low to mid-single digit range, which compares to a 7.7% same-store sales increase last year in the second quarter;

•	approximately 100 to 150 bps of gross margin improvement, as compared to the comparable prior year period, largely driven by improved merchandise margins;

•	SG&A dollars to be between approximately $32.5 million and $33.0 million, compared to the $31.5 million of SG&A expense reported in the second quarter last year;

•	inventory to remain higher than the levels for the comparable prior year period, at a level similar to the dollars per square foot increase at the end of the first quarter; and

•
to open 6 new Outlet stores and 3 new MPW stores, convert 14 CB/CJ stores to 7 MPW stores, to close 4 CB stores and replace them with 4 new MPW stores, and to convert 53 CB stores to an equal number of MPW stores by adding CJ product to each.

For the 2014 fiscal year, the Company:

•	expects capital expenditures to be approximately $23 million to $25 million;

•
expects to recognize a nominal amount of tax expense, as the Company’s tax provisions will continue to be affected by the valuation allowance on its deferred tax assets in fiscal 2014, although the potential exists that the valuation allowance may be reversed later this fiscal year;

•	is planning average store count to be down 8% and related average square footage for the year to be down 5% as compared to fiscal 2013; and

•	expects to end the fiscal year with a total square footage increase of 1% as compared to the end of fiscal 2013.

Conference Call Information
The Company will discuss its first quarter results in a conference call scheduled for today, June 10, 2014, at 8:30 a. m. Eastern time. The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until July 10, 2014. In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until June 17, 2014. This call may be accessed by dialing (877) 870-5176 and using the passcode 9826125.

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. As of June 10, 2014, the Company operates 543 stores in 43 states consisting of 256 Christopher & Banks stores, 121 stores in its women’s plus size clothing division CJ Banks, 131 MPW stores and 35 outlet stores. The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-commerce websites.

Keywords: Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include the statements: (i) that looking ahead the Company expects the additional opportunities to enhance its merchandise offering, further engage its customer and broaden its reach with its marketing programs to result in continued improvement in store productivity; (ii) that the Company plans to accelerate its MPW strategy and end the year with approximately 190 locations in this format; (iii) that the Company is well-positioned to meet its financial goals for the year, and is on track to deliver on its three-year growth plan; (iv) that for the second quarter of fiscal 2014, the Company expects same-store sales to increase in the low to mid-single digit range, which compares to a 7.7% same-store sales increase last year in the second quarter; (v) that for the second quarter of fiscal 2014, the Company expects approximately 100 to 150 bps of gross margin improvement, as compared to the comparable prior year period, largely driven by improved merchandise margins; (vi) that for the second quarter of fiscal 2014, the Company expects SG&A dollars to be between approximately $32.5 million and $33.0 million compared to the $31.5 million of SG&A expense reported in the second quarter last year; (vii) that for the second quarter of fiscal 2014, the Company expects inventory to remain higher than the levels for the comparable prior year period, at a level similar to the dollars per square foot increase at the end of the first quarter; (viii) that for the second quarter of fiscal 2014, the Company expects to open 6 new Outlet stores and 3 new MPW stores, convert 14 CB/CJ stores to 7 MPW stores, to close 4 CB stores and replace them with 4 new MPW stores, and to convert 53 CB stores to an equal number of MPW stores by adding CJ product in each; (ix) that for the 2014 fiscal year, the Company expects capital expenditures to be approximately $23 million to $25 million; (x) that for the 2014 fiscal year, the Company expects to recognize a nominal amount of tax expense, as the Company’s tax provisions will continue to be affected by the valuation allowance on its deferred tax assets in fiscal 2014, although the potential exists that the valuation allowance may be reversed later this fiscal year; (xi) that for the 2014 fiscal year, the Company is planning average store count to be down 8% and related average square footage for the year to be down 5% as compared to fiscal 2013; and (xii) that the Company expects to end the fiscal year with a total square footage increase of 1% as compared to the end of fiscal 2013. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales or gross margins; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) the effectiveness of the Company’s brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic and tactical plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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CHRISTOPHER & BANKS CORPORATION
UNAUDITED COMPARATIVE STATEMENT OF OPERATIONS
FOR THE THIRTEEN WEEKS ENDED
MAY 3, 2014 AND MAY 4, 2013
(in thousands, except per share data)

	Thirteen Weeks Ended
	May 3,	May 4,
	2014	2013

Net sales	$103,366	$108,519

Costs and expenses:
Merchandise, buying and occupancy	65,461	71,436
Selling, general and administrative	32,206	32,716
Depreciation and amortization	2,907	3,445
Impairment and restructuring	—	140
Total costs and expenses	100,574	107,737

Operating income (loss)	2,792	782

Other income (expense)	(52)	(63)

Income before income taxes	2,740	719

Income tax provision	124	90

Net income	$2,616	$629

Basic earnings per share:

Net income	$0.07	$0.02

Basic shares outstanding	36,279	36,198

Diluted earnings per share:

Net income	$0.07	$0.02

Diluted shares outstanding	37,239	37,183

CHRISTOPHER & BANKS CORPORATION
UNAUDITED COMPARATIVE BALANCE SHEET
(in thousands)

	May 3,	Feb 1,
	2014	2014
ASSETS
Current assets:
Cash and cash equivalents	$29,534	$41,074
Short-term investments	10,003	12,982
Accounts receivable	5,915	2,428
Merchandise inventories	50,158	44,877
Prepaid expenses and other current assets	9,146	7,408
Income taxes receivable	545	310
Total current assets	105,301	109,079

Property, equipment and improvements, net	37,757	36,458

Other assets:
Long-term investments	1,456	3,143
Other assets	287	298
Total assets	$144,801	$148,978

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$15,623	$23,198
Accrued salaries, wages and related expenses	5,816	6,322
Accrued liabilities and other current liabilities	23,092	23,748
Total current liabilities	44,531	53,268

Non-current liabilities:
Deferred lease incentives	5,464	4,773
Deferred rent obligations	3,291	2,860
Other non-current liabilities	1,166	1,140
Total non-current liabilities	9,921	8,773

Stockholders' equity:
Common stock	461	461
Additional paid-in capital	123,209	122,416
Retained earnings	79,385	76,768
Common stock held in treasury	(112,711)	(112,711)
Accumulated other comprehensive income	5	3
Total stockholders' equity	90,349	86,937

Total liabilities and stockholders' equity	$144,801	$148,978

CHRISTOPHER & BANKS CORPORATION
UNAUDITED COMPARATIVE STATEMENT OF CASH FLOWS
FOR THE THIRTEEN WEEKS ENDED
MAY 3, 2014 AND MAY 4, 2013
(in thousands)

	Thirteen Weeks Ended
	May 3,	May 4,
	2014	2013
Cash flows from operating activities:
Net income	$2,616	$629
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	2,907	3,445
Impairment of store assets	—	140
Amortization of discount on investments	19	—
Amortization of financing costs	18	19
Deferred lease-related liabilities	781	(418)
Stock-based compensation expense	841	790
Changes in operating assets and liabilities:
Increase in accounts receivable	(3,487)	(1,828)
Increase in merchandise inventories	(5,281)	(340)
Increase in prepaid expenses and other current assets	(1,738)	(1,007)
Increase in income taxes receivable	(235)	(10)
(Increase) decrease in other assets	(7)	3
Decrease in accounts payable	(7,574)	(4,247)
Increase (decrease) in accrued liabilities	(910)	3,761
Increase in other liabilities	115	30
Net cash (used in) provided by operating activities	(11,935)	967

Cash flows from investing activities:
Purchases of property, equipment and improvements	(4,206)	(1,040)
Purchases of available-for-sale investments	—	(9,460)
Redemptions of available-for-sale investments	4,649	—
Net cash provided by (used in) investing activities	443	(10,500)

Cash flows from financing activities:
Shares redeemed for payroll taxes	(88)	(201)
Exercise of stock options and issuance of restricted stock	40	4
Net cash used in financing activities	(48)	(197)

Net decrease in cash and cash equivalents	(11,540)	(9,730)
Cash and cash equivalents at beginning of period	41,074	40,739
Cash and cash equivalents at end of period	$29,534	$31,009